Exhibit 99.1

June 27, 2008

Federal Home Loan Bank of San Francisco Announces Projected Dividend Rate for Second Quarter 2008

San Francisco - The Federal Home Loan Bank of San Francisco's Board of Directors has declared a dividend for the second quarter of 2008, to be determined in accordance with the Bank's Retained Earnings and Dividend Policy. The Bank expects to file its second quarter Form 10-Q on or about August 13, 2008. The Bank intends to announce its second quarter operating results, including the dividend rate, on or before the 10-Q filing date and to pay the dividend on or within five business days after the 10-Q filing date.

In accordance with the Bank's Retained Earnings and Dividend Policy, the Bank plans to retain 10% of its earnings, excluding the effects of SFAS 133 and SFAS 159, and make available for dividends an amount equal to the remaining 90% of earnings, excluding the effects of SFAS 133 and SFAS 159, until the Bank's retained earnings target of $296 million is reached. Based on the information available to date and the Bank's estimated earnings for the second quarter of 2008 (excluding the effects of SFAS 133 and SFAS 159), the Bank's annualized dividend rate is projected to be 6.06% for the second quarter. The Bank is providing this projection of the second quarter dividend rate for general informational purposes only. Since the Bank has not yet closed its books for the second quarter of 2008 and the projected dividend rate is based on an estimation of the Bank's second quarter earnings, the actual dividend rate may be significantly different as a result of a number of factors, which may include the effects of SFAS 91, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. In addition, payment of a dividend remains within the discretion of the Bank's Board of Directors and subject to certain regulatory requirements.

About the Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements, including the projected dividend rate, are based on the Bank's current estimations, assumptions, and expectations, and speak only as of the date of this press release. These statements may use forward-looking terms, such as "to be," "expects," "intends," "plans," "estimated," "projected," "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 133, and SFAS 159, certain regulatory requirements, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com